UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 31, 2023

HighPeak Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39464	84-3533602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

421 W. 3rd St., Suite 1000 Fort Worth, Texas 76102
(address of principal executive offices) (zip code)

(817) 850-9200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock	HPK	The Nasdaq Stock Market LLC
Warrant	HPKEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01         Other Events.

Pursuant to the Credit Agreement, dated as of December 17, 2020, by and among HighPeak Energy, Inc. (the “Company”), Wells Fargo Bank, National Association (as successor to Fifth Third Bank, National Association), as administrative agent and the lenders (the “Lenders”) party thereto (as amended and restated, supplemented or otherwise modified, the “Credit Agreement”), the Company was previously obligated thereunder (the “February Notes Obligation”) to extend the maturity of its 10.000% Senior Notes due February 2024 (the “February Notes”), redeem or refinance the February Notes or allocate a portion of its cash flow to retire the February Notes on or prior to September 1, 2023. An extension of the February Notes Obligation required the affirmative vote of the Majority Lenders (as defined in the Credit Agreement). On August 31, 2023, Lenders constituting the Majority Lenders agreed to extend the February Notes Obligation from September 1, 2023 to September 29, 2023.

The Company cannot provide any assurances that it will be successful in refinancing, repaying or extending the maturity of the February Notes by September 29, 2023 or that in the future the Company will be able to obtain additional postponements or waivers under, or amendments of, the Credit Agreement, of the types described above or otherwise. Any such refinancing may not be obtainable on terms favorable to the Company. Further, any inability to satisfy the Company’s obligations under the Credit Agreement, including the February Notes Obligation, could lead to the acceleration of amounts due thereunder by the Company’s credit facility lenders, which would cause a cross default and acceleration of amounts due under the Company’s February Notes and its 10.625% Senior Notes due November 2024. Such a cross-default or cross-acceleration could have a wider impact on the Company’s liquidity than might otherwise arise from a default or acceleration under only the Credit Agreement. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding, the Company will not have sufficient liquidity to repay all of its outstanding indebtedness. As a result, it may become necessary for the Company to take certain actions with respect to its operations, including, but not limited to, the sale of portions of its assets, further reductions in its drilling program or similar actions aimed to direct its cash flow towards the repayment of its indebtedness, or it ultimately may seek bankruptcy protection to continue its efforts to restructure its business and capital structure. Such actions could reduce the value of the Company’s equityholders’ investment in the Company and place equityholders at significant risk of losing all or a portion of their interests in the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHPEAK ENERGY, INC.

Date: September 1, 2023
	By:	/s/ Steven W. Tholen
	Name:	Steven W. Tholen
	Title:	Chief Financial Officer